SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
     AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                             FiberTower Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    31567R100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|X|     Rule 13d-1(c)

|_|     Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                     Page 1

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               -----------------------------------------------------------------
                    22-2514825
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                               -------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization           Delaware
                                                      --------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                       13,080,133
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                  13,080,133
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   13,080,133
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           8.8%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)  CO
                                                          ----------------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                   -------------------------------------------------------------
               (b)         X
                   -------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization       USA
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                       14,240,398
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                  14,240,398
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   14,240,398
                                                               -----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                 -----------------------------------------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           9.6%
                                                               -----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               in
                                                               -----------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    James J. Pallotta
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        USA
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                       14,240,398
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                  14,240,398
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                   14,240,398
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          9.6%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               IN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   Tudor Proprietary Trading, L.L.C.
               -----------------------------------------------------------------
                   13-3720063
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization      Delaware
                                                       -------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        1,160,265
Reporting                                      ---------------------------------
Person with         ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   1,160,265
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    1,160,265
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.8%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)               OO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Tudor BVI Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                             ---------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Cayman Islands
                                                         -----------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        2,165,985
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   2,165,985
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    2,165,985
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          1.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)              CO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Raptor Global Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

              (a)
                  --------------------------------------------------------------
              (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                            ----------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization          Cayman Islands
                                                    ----------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        9,647,333
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   9,647,333
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    9,647,333
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           6.5%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                CO
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   The Altar Rock Fund L.P.
               -----------------------------------------------------------------
                   06-1558414
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                              --------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Delaware
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                           65,529
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                      65,529
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                       65,529
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9          0.04%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                PN
                                                                ----------------
--------------------------------------------------------------------------------

CUSIP No.      31567R100
               ---------
--------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                   Witches Rock Portfolio Ltd.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
--------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                  --------------------------------------------------------------
               (b)         X
                  --------------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only
                              --------------------------------------------------
--------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Cayman Islands
                                                        ------------------------
--------------------------------------------------------------------------------

Number of           (5)  Sole Voting Power                                  0
Shares                                       -----------------------------------
Beneficially        ------------------------------------------------------------
Owned by Each       (6)  Shared Voting Power                        1,201,286
Reporting Person                               ---------------------------------
with                ------------------------------------------------------------
                    (7)  Sole Dispositive Power                             0
                                                  ------------------------------
                    ------------------------------------------------------------
                    (8)  Shared Dispositive Power                   1,201,286
                                                    ----------------------------
--------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    1,201,286
                                                                ----------------
--------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                ----------------
--------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9           0.8%
                                                                ----------------
--------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)                CO
                                                                ----------------
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               FiberTower Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               185 Berry Street
               Suite 4800
               San Francisco, CA

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               James J. Pallotta
               Tudor Proprietary Trading, L.L.C. ("TPT")
               The Tudor BVI Global Portfolio Ltd. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")
               Witches Rock Portfolio Ltd. ("Witches Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC and TPT is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones and Altar Rock is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Pallotta is:

                           c/o Tudor Investment Corporation
                           50 Rowes Wharf, 6th Floor
                           Boston, MA 02110

               The principal business office of each of BVI Portfolio, Raptor Portfolio, and Witches Rock is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a StateplaceDelaware corporation.

               Messrs. Jones and Pallotta are citizens of the United States.

               TPT is a Delaware limited liability company.

               BVI Portfolio, Raptor Portfolio, and Witches Rock are companies organized under the laws of the Cayman Islands.

               Altar Rock is a placeStateDelaware limited partnership.

Item 2(d).     Title of Class of Securities:



                                     Page 1o

               Common Stock, par value $0.001

Item 2(e).     CUSIP Number:

               31567R100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)   [ ] Broker or Dealer registered under section 15 of the Act

         (b)   [ ] Bank as defined in section 3(a)(6) of the Act

         (c)   [ ] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                   section 240.13d-1(b)(1)(ii)(F)

         (g)   [ ] Parent Holding Company, in accordance with
                   section 240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)

         (h)   [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 2006).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:



               (i)  sole power to vote or to direct the vote
                                                      See Item 5 of cover pages
                                                      --------------------------

               (ii) shared power to vote or to direct the vote
                                                       See Item 6 of cover pages
                                                      --------------------------

               (iii)sole power to dispose or to direct the disposition of
                                                      See Item 7 of cover pages
                                                      --------------------------

               (iv) shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages
                                                      --------------------------


          The shares of Common Stock reported herein as beneficially owned are owned directly by TPT (1,160,265 shares; includes 304,221 shares receivable upon conversion of convertible notes), BVI Portfolio (2,165,985 shares; includes 572,737 shares receivable upon conversion of convertible notes), Raptor Portfolio (9,647,333 shares; includes 2,741,852 shares receivable upon conversion of convertible notes), Witches Rock (1,201,286 shares), and Altar Rock (65,529 shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and Witches Rock, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC and TPT responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Dated:  February 14, 2007


                             TUDOR INVESTMENT CORPORATION


                             By:   /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and
                                 Associate General Counsel




                                 /s/ Paul Tudor Jones, II
                                 -----------------------------------------------
                                 Paul Tudor Jones, II



                                 /s/ James J. Pallotta
                                 -----------------------------------------------
                                 James J. Pallotta


                             TUDOROPRIETARY TRADING, L.L.C.


                             By: /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and
                                 Associate General Counsel


                             THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                             By: Tudor Investment Corporation,
                                 Trading Advisor

                             By: /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and
                                 Associate General Counsel

                             THE RAPTOR GLOBAL PORTFOLIO LTD.

                             By: Tudor Investment Corporation,
                                 Investment Adviser


                             By: /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General
                                 Counsel


                             THE ALTAR ROCK FUND L.P.

                             By: Tudor Investment Corporation,
                                 General Partner


                             By: /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel

                             WITCHES ROCK PORTFOLIO LTD.

                             By: Tudor Investment Corporation,
                                 Investment Adviser


                             By: /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General
                                 Counsel